Exhibit 10.49

Tessera Global Services, Inc.

Consulting Agreement

Richard Chernicoff

[redacted]

Date: January 15, 2013

Dear Rich:

1.       Tessera Global Services, Inc. (together with its affiliates, hereinafter “Tessera” or the “Company”), a Delaware corporation, having a principal place of business at 3025 Orchard Parkway, San Jose, California 95134, wishes to obtain your services as an independent consultant/contractor (hereinafter “Consultant”, “you” or “your”) on projects agreed upon by you or to be assigned by the Company (hereinafter the “Projects”), and you as an independent Consultant desire to offer your services to the Company and accept the assignment to complete such Projects. The initial Projects are briefly outlined in Exhibit A attached hereto. This letter shall constitute an agreement (the “Agreement”) between you and the Company, and contains all the terms and conditions relating to the services that you provide.

2.       Either you or the Company may terminate this Agreement at any time, with or without good cause, and with or without notice. However, for prudent business reasons, it is expected that either party will give at least one week (5 working days) notice for termination of this Agreement, except for the termination that is due to poor performance, inability to complete Projects, and/or unfeasibility of Projects. If the Company terminates this Agreement for any reason, other than your material breach hereof or of the Settlement Agreement (as defined below) the Company’s obligations to provide you with all the consideration set forth in Exhibit A including payments or vesting that are scheduled at a date after termination of this Agreement will continue and survive termination.

3.       As consideration for your services, you will be paid as set forth in Exhibit A attached hereto for actual work performed on Projects.

4.       According to the nature of Projects, you may be reimbursed for reasonable travel and other out-of-pocket expenses actually incurred by you in connection with your services under this Agreement, provided that you must obtain prior approval of the Company’s Chief Financial Officer of the Company for such expenses, and provided that you submit proper receipts for reimbursement. Reimbursement will not be allowed for expenses incurred without prior approval. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such reimbursements shall be paid to you no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and your right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

5.       Your relationship with the Company shall be that of an independent Consultant; and both parties agree and understand that it is not an employment relationship. You will not be eligible for any employee benefits, nor will the Company make deductions from payments made to you for taxes, which shall be your sole responsibility as an independent Consultant. In this regard, you hereby represent and confirm to the Company that you act as an independent Consultant and that you will pay all taxes, including federal, state and local income taxes, FICA, Medicare contributions, disability, and others.

6.       As an independent Consultant, you shall have no authority to enter into contracts which bind the Company or create obligations on the part of the Company without the express prior written authorization of the Company. Such authorization must be signed by the Company’s representative in accordance to the Company’s signature and authorization policy or by the Chief Financial Officer. In addition, as an independent Consultant, you may establish your own work schedule, consistent with the needs of Projects. You may determine the location where you perform services under this Agreement, consistent with the timeliness and cost-effectiveness of completing Projects. If you desire to perform some part of the services on the Company’s premises, the Company will make the appropriate arrangements to accommodate such needs. At times that you may work in the Company’s premises and use Company’s furniture and equipment to facilitate the completion of Projects, such should not be construed as a condition for employment as an employee.

7.       You and the Company acknowledge that your services will be requested on a project by project basis and that no continuing relationship is created by this Agreement.

8.       The Company has selected you to provide consulting services based upon your experience and expertise and, accordingly, does not anticipate providing you with training or detailed instructions on all aspects of performing such services. The Company is not retaining you for legal or accounting advice.

9.       You confirm that you are doing business as an independent Consultant and that the Tax Identification Number given by you hereunder is the correct I.D. for tax reporting purpose. In addition, you hereby represent and confirm that you will carry your own worker compensation insurance and other liability insurance coverages as an independent contractor and that the Company is not responsible for such liability and insurance.

10.     You shall keep in confidence and shall not disclose or make available to third parties or make any use of any information or documents relating to your services under this Agreement or to the products, methods of manufacture, trade secrets, processes, business practices, vendor or customer lists, or confidential or proprietary information of the Company (other than information already in the public domain), except with the prior written consent of the Company. The preceding sentence will not restrict: (i) information that is otherwise publicly disclosed, other than as a result of your breach of this Agreement or the Confidentiality Agreement (defined below), (ii) that you are requested by legal process to disclose; provided that you give prompt written notice to the Company prior to such disclosure so that the Company may seek an appropriate protective order, or (iii) that you subsequently independently developed without breach of this Agreement or the Confidentiality Agreement and without access to confidential or priority information of the Company. You recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. You agree that you owe the Company and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in connection with the Projects consistent with the Company’s agreement with such third party. Upon termination of this Agreement you will return to the Company all documents, or other materials related to the services provided hereunder or furnished to you by the Company.

Your obligations under this Section 10 shall survive termination of this Agreement. You also hereby confirm your continuing obligations under the Employment Confidential Information, Invention Assignment and Arbitration Agreement (the “Confidentiality Agreement”) executed by you as of June 27, 2011.

11.       As an independent Consultant, you will have all the necessary expertise of your own to complete Projects. You agree and represent that you will not use, copy, or otherwise incorporate any proprietary information of third parties to complete Projects. The Company will not authorize the use of third parties’ confidential and proprietary information.

12.       You shall promptly disclose and hereby transfer and assign to the Company all right, title and interest to all techniques, methods, processes, formulae, improvements, inventions and discoveries (collectively, the “Inventions”) made or conceived or reduced to practice by you, solely or jointly with others, in the course of providing services hereunder or with the use of materials or facilities of the Company during the term of this Agreement and agree that such Inventions are the sole property of the Company. When requested by the Company you will make available to the Company all notes, drawings, data and other information relating to the Inventions. You will promptly sign any document (including U.S. and Foreign Patent Assignments) requested by the Company related to the above assignment of such Inventions. Any Inventions assignable hereunder that constitute copyrightable subject matter shall be considered “works made for hire” as that term is defined in the United States Copyright Act. You agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the above any copyrights, patents, mask work rights or other intellectual property rights relating to the assignable Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to the assignable Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. You agree that if the Company is unable because of your unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure your signature to apply for or to pursue any application for any United States or foreign patents or mask work or copyright registrations covering any Inventions assigned to the Company above, then you hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as your agent and attorney in fact, to act for and in your behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations thereon with the same legal force and effect as if executed by you.

13.       You agree that if in the course of working on Projects you incorporate into any invention, improvement, development, concept, discovery or other proprietary information owned by you or in which you have an interest, the Company is hereby granted and shall have a nonexclusive, sublicensable, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of or in connection therewith.

14.       The Company understands that you do not presently perform or intend to perform, during the term of this Agreement, consulting or other services for companies whose business or proposed businesses in any way involve the design or use of products that would be competitive with the products or proposed products of the Company. If, however, you decide to do so within the consulting period of this Agreement, you agree to notify the Company in writing in advance (specifying the organization with which you propose to consult) and provide general, but not confidential, information sufficient to allow the Company to determine if such consulting would conflict with areas of interest to the Company or further services which the Company might request of you pursuant to this Agreement. This provision does not restrict you from providing consulting services to companies whose businesses do not involve the design or use of such competitive products.

15.       Any amendment to this Agreement must be in writing signed by you and the Company.

16.       All notices, requests or other communications called for by this Agreement shall be deemed to have been given if made in writing and mailed, postage prepaid, if to you at the address set forth above and if to the Company at the principal office shown above, or to such other addresses as either party shall specify to the other.

17.       The validity, performance and construction of this Agreement shall be governed by the laws of the State of California. The Consultant warrants that (i) neither the execution nor performance of this Agreement will conflict with or constitute a default of any agreement to which the Consultant is a party, and (ii) no law, rule or ordinance of the United States, a state or any other governmental agency will be violated during performance of the Projects, and will defend and hold the Company harmless from any loss, cost or damage as a result of any actual or alleged breach of these warranties.

18.       You agree that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth herein. Accordingly, you agree that if you breach any of the covenants set forth herein, the Company will have available, in addition to any other right or remedy available, the right to obtain from any court of competent jurisdiction an injunction restraining such breach or threatened breach and specific performance of any such provision. You further agree that no bond or other security shall be required in obtaining such equitable relief, and you hereby consent to the issuances of such injunction and to the ordering of such specific performance.

19.       This Agreement, the Settlement Agreement and General Release of even date herewith between Tessera Technologies, Inc. and you (the “Settlement Agreement”), and the Confidentiality Agreement constitute the entire agreement of the parties with regard to the subject matter hereof and thereof and the Confidentiality Agreement shall continue pursuant to its terms and conditions and supersede any prior agreements, whether verbal or written, whether express or implied, between them with respect to the subject matter hereof.

20.       The intent of the parties is that the payments and benefits under this Agreement be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Your right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.

If this Agreement is satisfactory and acceptable to you, please execute and return one copy to us, retaining the second copy for your file.

Yours very truly,

COMPANY	AGREED AND ACCEPTED:

By: /s/ Robert A. Young	/s/ Richard Chernicoff
Signature

Title: President and CEO	Richard Chernicoff
Print Name

EXHIBIT A

DESCRIPTION OF INITIAL CONSULTING PROJECTS

AND COMPENSATION

Projects

Ongoing cooperation with the Company as requested on all matters relating to:

1. Current and potential licensees and litigants of the Intellectual Property business of the Company with respect to the Company’s patents.

2. Completion of performance evaluations for all employees of the Company who previously reported to Consultant.

3. The Company’s upcoming annual stockholder meeting.

Except in connection with the foregoing and subject to your continuing obligations under the Confidentiality Agreement and your undertakings herein or in the Settlement Agreement and General Release dated as of the date hereof, nothing will restrict your other business activities or consulting arrangements during the term.

Schedule and Deliverables

The Agreement will become effective as of January15, 2013 and expire on December 31, 2013, unless terminated by one of the parties before such date.

Compensation

Subject to Consultant’s execution and non-revocation of the Settlement Agreement, Company will pay the Consultant twelve monthly fees of $36,342 payable in arrears, with the first such monthly payment due on or about February 1, 2013 for payment for the period from January 15, 2013 through January 31, 2013 (without pro ration for the partial month). The final monthly payment will be due on or about January 1, 2014 for the period from December 1, 2013 through December 31, 2013. In no event will the payments to Consultant pursuant to this Agreement be paid after March 15, 2014.

As a consultant of the Company, Consultant’s equity grants as described on Exhibit B, will continue to vest in accordance with the terms of such grants during the term of this Agreement and any exercise of such grants will be in accordance with the terms and conditions pursuant to which the grant was made.

A Company purchase order number will be provided for reference only, which must be stated on the Consultant’s invoice. Consultant agrees to complete a Form W-9 prior to starting work under this Agreement.

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EXHIBIT B

EQUITY AWARDS